Exhibit 10.1

DATED

01/09/2021

Share purchase agreement

between

RAHIM SHAH

and

FTFT UK LIMITED

CONTENTS

CLAUSE

1.	Interpretation	3
2.	Conditions precedent	8
3.	Sale and purchase	10
4.	Purchase Price	10
5.	Completion	10
6.	Warranties	12
7.	Limitations on claims	15
8.	Property	16
9.	Tax Covenant	16
10.	Indemnities	16
11.	Restrictions on the Seller	17
12.	Confidentiality and announcements	19
13.	Further assurance	21
14.	Assignment	21
15.	No agency	22
16.	Entire agreement	22
17.	Variation and waiver	22
18.	Costs	23
19.	Notices	23
20.	Interest	25
21.	Severance	25
22.	Agreement survives Completion	25
23.	Third party rights	25
24.	Counterparts	26
25.	Rights and remedies	26
26.	Inadequacy of damages	26
27.	Governing law and jurisdiction	26

This agreement is dated

Parties

(1)	RAHIM SHAH of Unit 421, Jhumat House 160 London Road, Barking, Essex IG11 8BB England (Seller)

(2)	FTFT UK LIMITED incorporated and registered in England and Wales with company number 13543436 whose registered office is at Salisbury House Unit 562, 31 London Wall, London, United Kingdom, EC2M 5PS (Buyer)

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £121,800 divided into 121,800 shares of £1.00 each.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 1.

(D)	The Seller is the owner, or is otherwise able to procure the transfer, of the legal and beneficial title to the Sale Shares.

(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the company accounts of the Company for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date, and the income statement and statement of other comprehensive income, the statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to the accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Bundle.

Accounts Date: 28.02.2021.

Business: the business carried on by the Company, namely operation of an authorised payment institution, or any part of it.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer’s Solicitors: Neil G Budd Limited trading as Budd Legal of Salisbury House, 31 London Wall, London EC2M 5PS.

CA 2006: the Companies Act 2006.

Claim: a claim for breach of any of the Warranties.

Collateral Contract: a contract made on the date of this agreement between the parties relating to payment of the Purchase Price.

Company: Khyber Money Exchange Ltd, a company incorporated and registered in England and Wales with company number 06832517 whose registered office is at Unit 421, 160 London Road, Barking, England, IG11 8BB, further details of which are set out in Schedule 1.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement, by the payment of agreed consideration being Euros €685,000.

Completion Date: has the meaning given in clause 5.2.

Conditions: the conditions to Completion, being the matters set out in Part 1 of Schedule 2.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Control: has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Data Protection Laws: has the meaning given in paragraph 25.1 of Part 1 of Schedule 4.

Director: each person who is a director or shadow director of the Company, as set out in Schedule 1.

Disclosed: fairly, fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle: the bundle of documents annexed to the Disclosure Letter.

Disclosure Letter: the letter from the Seller to the Buyer with the same date as this agreement and described as the Disclosure Letter, together with the Disclosure Bundle.

Employee: has the meaning given in paragraph 26.1 of Part 1 of Schedule 4.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

“Euro” and “€”: the currency adopted by those nations participating in the third stage of the economic and monetary union provisions of the Treaty on European Union, signed at Maastricht on February 7, 1992.

FRS 102: Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended on the Accounts Date.

“FXSoft Contract”: a contract dated 27 December 2015 made between the Company and FX Soft Limited (a company located at Peshawar, Pakistan).

“GBP” and “£”: means the lawful currency of the United Kingdom

Group: in relation to a company, that company, any subsidiary undertaking or any parent undertaking from time to time of that company, and any subsidiary undertaking from time to time of a parent undertaking of that company. Each company in a Group is a member of the Group.

HMRC: HM Revenue & Customs.

holding company: has the meaning given in clause 1.11.

IHTA 1984: the Inheritance Tax Act 1984.

Indemnity Claim: a claim for breach of any of the indemnities in clause 10.

Intellectual Property Rights: has the meaning given in paragraph 23.1 of Part 1 of Schedule 4.

Interim Period: the period from (and including) the date of this agreement up to (and including) the Completion Date or, if earlier, the date of termination of this agreement in accordance with its terms.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Longstop Date: the date which is six months after the date of this agreement or such other date as may be agreed by the Buyer and the Seller in writing.

parent undertaking: a parent undertaking as defined in section 1162 of the CA 2006.

Previous Accounts: the accounts equivalent to the Accounts in respect of the accounting period immediately preceding the accounting period ended on the Accounts Date.

Previously-owned Land and Buildings: has the meaning given in paragraph 28.1 of Part 1 of Schedule 4.

Properties: has the meaning given in paragraph 28.1 of Part 1 of Schedule 4.

Purchase Price: has the meaning given in clause 4.1.

Representative Body: has the meaning given in paragraph 26.1 of Part 1 of Schedule 4.

Sale Shares: the 121,800 ordinary shares of £1 each in the Company, in respect of which 21,800 are issued and fully paid and 100,000 are issued and unpaid, and which comprise the whole of the issued share capital of the Company.

Seller’s Solicitors: Zoi Bilderberg Solicitors of Olympic House, 28-42 St Clements Rd, Ilford, Essex, IG1 1BA.

subsidiary: has the meaning given in clause 1.11.

subsidiary undertaking: a subsidiary undertaking as defined in section 1162 of the CA 2006.

Tax: has the meaning given in paragraph 1.1 of Schedule 5.

Tax Authority: has the meaning given in paragraph 1.1 of Schedule 5.

Tax Covenant: the tax covenant set out in Schedule 5.

Tax Statute: has the meaning given in paragraph 1.1 of Schedule 5.

Tax Warranties: the Warranties set out in Part 2 of Schedule 4.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Transaction Documents: this agreement, the Disclosure Letter and any other document to be entered into pursuant to this agreement in connection with the Transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties and representations given by the Seller pursuant to clause 6 and set out in Schedule 4.

Worker: has the meaning given in paragraph 26.1 of Part 1 of Schedule 4.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or any other agreement or document referred to in this agreement, is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9	This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective successors and permitted assigns, and references to a party shall include that party’s successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

1.12	Unless expressly provided otherwise in this agreement, a reference to writing or written includes fax and email.

1.13	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.15	Unless the context requires otherwise, a reference to any legislation or legislative provision includes:

(a)	such legislation or legislative provision as amended, extended or re-enacted from time to time;

(b)	all subordinate legislation made from time to time under that legislation or legislative provision.

1.16	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.17	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.18	Any amount expressed to be in Euros shall, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this agreement (or, if that is not a Business Day, the Business Day immediately following it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be Barclays Bank plc’s spot rate for the purchase of that currency with the relevant currency at the time of the deemed conversion.

2.	Conditions precedent

2.1	Completion is subject to and conditional upon the Conditions being satisfied by or before 6.00pm UK time on the Longstop Date.

2.2	This agreement shall automatically terminate and cease to have effect (except as provided in clause 2.3) at 6.00pm UK time on the Longstop Date if any of the Conditions are not satisfied, by or before that date.

2.3	If this agreement terminates in accordance with clause 2.2, or is terminated pursuant to clause 5.4(c) or clause 6.6(a), it will immediately cease to have any further force and effect except for:

(a)	any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination (including clause 1 (Interpretation), clause 2.2 and this clause 2.3 (Conditions precedent), clause 7 (Limitations on claims), clause 12 (Confidentiality and announcements) and clause 16 (Entire agreement) to clause 27 (Governing law and jurisdiction) (inclusive)), each of which shall remain in full force and effect; and

(b)	any rights, remedies, obligations or liabilities of the parties that have accrued before termination.

2.4	The Seller and the Buyer shall use their best endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable.

2.5	The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the parties of all information reasonably necessary to make any notification or filing that the Buyer deems to be necessary or as required by any relevant authority, keeping the other party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.6	The Seller shall promptly notify the Buyer and the Buyer shall promptly notify the Seller in writing if he or it (as the case may be) becomes aware of any fact, event, matter or circumstance that:

(a)	has prevented or might reasonably be expected to prevent any of the Conditions from being satisfied by or before the Longstop Date; or

(b)	has caused or might reasonably be expected to cause the Condition referred to in Schedule 2 Part 1 paragraph 1 to cease to be satisfied at any time during the Interim Period

2.7	At all times during the Interim Period, the Seller shall:

(a)	comply with the undertakings and obligations set out in Part 2 of Schedule 2; and

(b)	promptly notify the Buyer in writing of any event, matter or circumstance which constitutes or may reasonably be expected to constitute a breach of any of the undertakings or obligations set out in Part 2 of Schedule 2, including sufficient detail to enable the Buyer to make an informed assessment of the nature, scope and impact of the notified breach or anticipated breach.

2.8	The obligation of the Seller to complete the sale of the Shares under this Agreement is subject to the satisfaction of the following condition precedent by the Buyer, on or before the Completion Date, each of which is acknowledged to be for the exclusive benefit of the Seller and may be waived by the Seller entirely or in part: The Buyer will provide to the Seller a certificate from an officer of the Buyer confirming to the best of their knowledge, information and belief (after due inquiry), the truth and correctness in all aspects of those warranties given by the Buyer in this Agreement.

3.	Sale and purchase

3.1	On the terms of this agreement and subject to the Conditions, at Completion the Seller shall sell and the Buyer shall buy the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.2	The Buyer is not obliged to complete the purchase of any of the Sale Shares under clause 3.1 unless the purchase of all of such Sale Shares is completed simultaneously.

4.	Purchase Price

4.1	The total consideration for the sale of the Sale Shares is the sum of Euros €685,000 (Purchase Price).

4.2	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any:

(a)	Claim; or

(b)	Indemnity Claim; or

(c)	claim under the Tax Covenant.

5.	Completion

5.1	Unless this agreement has been terminated in accordance with its terms, Completion shall take place on the Completion Date at such place as is agreed by the parties.

5.2	The Completion Date shall be 60 days after the date of this agreement, unless:

(a)	the Conditions are not satisfied at that date, in which event the Completion Date shall be:

(i)	the Business Day following the date on which all of the Conditions are satisfied or waived (provided this occurs on or before the Longstop Date); or

(ii)	any other date agreed by the Seller and the Buyer in writing; or

(b)	Completion is deferred in accordance with clause 5.4, in which event the Completion Date shall be the date to which Completion is so deferred.

5.3	At Completion:

(a)	the Seller shall:

(i)	deliver or cause to be delivered to the Buyer the items listed in paragraph 1 of Schedule 3;

(ii)	procure that a board meeting of the Company is held at which the matters set out in paragraph 2 of Schedule 3 are carried out; and

(iii)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller at Completion; and

(b)	the Buyer shall (subject to the Seller complying with clause 5.3(a)) pay the Purchase Price in accordance with the Collateral Contract and deliver to the Seller any Transaction Documents to be delivered by the Buyer at Completion.

5.4	If the Seller does not comply with its obligations in clause 5.3 in any material respect, the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a)	proceed to Completion;

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

(c)	terminate this agreement by notice in writing to the Seller (in which case clause 2.3 shall apply).

5.5	The Buyer may defer Completion under clause 5.4(b) only once, but otherwise this clause 5 applies to a Completion so deferred as it applies where Completion has not been deferred.

5.6	As soon as possible after Completion, the Seller shall send to the Buyer (at an address in England specified by the Buyer) all records, correspondence, documents, files, memoranda and other papers relating to the Company which are not kept at any of the Property and which are not required to be delivered at Completion.

5.7	The Parties agree that it is their mutual intention that on Completion the Company shall have as many zero book value accounts as possible, having regard to the requirement that the Business shall be conducted during the Interim Period as stated in Part 2 of Schedule 2. The Seller shall be entitled to remove surplus funds from its bank accounts provided that such removal does not affect the operational efficiency of the Business and, in particular, ensuring that the Company’s bank accounts remain fully functional. The Buyer shall carry out an audit of the Company’s books and records following Completion and shall pay to the Seller, within seven (7) Business Days after Completion, any sums above zero held in the Company’s bank accounts.

5.8	On the Completion Date, the Buyer shall, in addition to the Purchase Price which shall be paid in accordance with the Collateral Contract, deposit £400,000 with the Buyer’s Solicitors. The Buyer shall procure that the said £400,000 will be held by the Buyer’s Solicitors for seven (7) Business Days whilst the Buyer carry out the audit mentioned in clause 5.7. Following completion of the audit:

(a)	if the amount held in such accounts (the “Cash Flow Amount”) is calculated to be exactly £400,000, the Buyer shall procure that the Buyer’s Solicitors, in settlement of the Cash Flow Amount, will pay the same amount to the Seller’s Solicitors;

(b)	if the account balance calculations show the Cash Flow Amount to be less than £400,000, the Buyer shall procure that the Buyer’s Solicitors will make the appropriate deduction and pay to the Seller’s Solicitors the Cash Flow Amount; and

(c)	if the account balance calculations show the Cash Flow Amount to be an amount more than £400,000, the Buyer will pay the additional amount to the Buyer’s Solicitors and procure that the Buyer’s Solicitors will pay to the Seller’s Solicitors the full Cash Flow Amount.

6.	Warranties

6.1	The Seller acknowledges that the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties. The warranties given in this Agreement are the only warranties given by the Seller. No other representation or warranty, either expressed or implied, has been given by the Seller to the Buyer.

6.2	The Seller warrants and represents to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading as at the date of this agreement.

6.3	The Seller further warrants and represents to the Buyer that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting. Any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

6.4	The Seller shall not (and shall procure that the Company shall not) do anything during the Interim Period that would be inconsistent with any term of this agreement including any of the Warranties, or cause any Warranty to be untrue, inaccurate or misleading.

6.5	If at any time during the Interim Period the Seller becomes aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be untrue, inaccurate or misleading, he shall promptly:

(a)	notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, use his best endeavours to remedy or prevent (as the case may be) the notified breach or anticipated breach.

6.6	If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue, inaccurate or misleading, or that the Seller has breached any other term of this agreement (including any of the Seller’s obligations and undertakings in Part 2 of Schedule 2) the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a)	terminate this agreement by notice in writing to the Seller (in which case clause 2.3 shall apply); or

(b)	proceed to Completion.

6.7	Without prejudice to the Buyer’s right to claim on any other basis, or to take advantage of any other remedies available to it, if any Warranty is proven to be untrue, inaccurate or misleading, the Seller shall pay to the Buyer on demand:

(a)	the amount necessary to put the Company into the position it would have been in if the Warranty had not been untrue, inaccurate or misleading;

(b)	all reasonable costs and expenses (including damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer or the Company as a result of the Warranty being untrue, inaccurate or misleading (including a reasonable amount in respect of management time); and

(c)	if any sum payable under clause 6.7(a) or clause 6.7(b) is subject to Tax in the hands of the Buyer, the additional amount required to ensure that the net amount received by the Buyer is the amount that the Buyer would have received if the payment was not subject to Tax.

6.8	Warranties qualified by the expression so far as the Seller is aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Seller after due and careful enquiries were made of the professional advisers to the Company including (but not limited to) their legal advisers, accountants and auditors.

6.9	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.10	Except for the matters Disclosed, no information of which the Buyer (or any of its agents or advisers) has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

6.11	The Seller agrees that the supply of any information by or on behalf of the Company, or any of its employees, directors, agents or officers (Officers) to the Seller or its advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that he may have against the Company in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to the Buyer and the Company not to make any such claims.

6.12	For the avoidance of doubt, the rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion, or any termination of (or the Buyer’s failure to terminate) this agreement.

6.13	The Buyer warrants to the Seller the following:

(a)	The Buyer has full legal authority to enter into and carry out its obligations under this Agreement.

(b)	The Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement, and this transaction has been duly authorised by all necessary corporate action on the part of the Buyer.

(c)	The Buyer has funds available to pay the full Purchase Price and any expenses accumulated by the Buyer in connection with this Agreement and the Buyer has not incurred any obligation, commitment, restriction, or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Agreement.

(d)	This Agreement has been duly executed by the Buyer and constitutes a legal and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

6.14	The warranties given in this Agreement are the only warranties given by the Buyer. The Buyer has given no other warranty, either expressed or implied, to the Seller.

6.15	The Buyer warrants to the Seller that each of the warranties made by it is accurate and not misleading at the date of Completion. The Buyer acknowledges that the Seller is entering into this Agreement in reliance on each warranty.

6.16	The Buyer’s warranties will survive the Completion Date of this Agreement.

6.17	The Transfer of Undertakings (Protection of Employment) (“TUPE” Regulations) may apply to this Agreement if the Buyer will be restructuring the business after the Completion Date. The Buyer will bear any risk associated with TUPE liability relating to activities carried out after the Completion Date and the Buyer warrants that it will comply with all TUPE requirements and that the Buyer will indemnify the Seller from any TUPE liabilities that may arise in relation to activities carried out after the Completion Date.

6.18	The Buyer will indemnify the Seller against any claim originating or relating to the employment of any of the employees for the period of employment starting the day after the Completion Date including claims related to any failure on the part of the Buyer to comply with the duties and obligations of the TUPE Regulations.

6.19	The Buyer will be solely responsible for the following costs incurred or owed after the Completion Date: any employee remuneration (including all salaries, benefits, bonuses, share bonuses and share options), statutory and regulatory contributions or other remuneration owed to employees in respect of any period after the Completion Date.

6.20	The Buyer agrees that the Seller shall be entitled to retain the trading name Remit Masters and the domain name remitmasters.com.

7.	Limitations on claims

7.1	Save as provided in clause 7.6, this clause 7 limits the liability of the Seller in relation to any Claim and (where specifically provided) any claim under the Tax Covenant.

7.2	The aggregate liability of the Seller for all Claims shall not exceed an amount equal to the Purchase Price.

7.3	The Seller shall not be liable for a Claim unless:

(a)	the Seller’s liability in respect of such Claim (together with any connected Claims) exceeds £5,000; and

(b)	the amount of the Seller’s liability in respect of such Claim, either individually or when aggregated with the Seller’s liability for all other Claims (other than those excluded under clause 7.3(a)) exceeds £5,000, in which case the Seller shall be liable for the whole amount of the Claim and not just the amount above the threshold specified in this clause 7.3(b).

For the purposes of this clause 7.3, a Claim is connected with another Claim if the Claims arise from the same facts, events or circumstances.

7.4	The Seller shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:

(a)	in the case of a Claim for breach of the Tax Warranties, on or before the seventh anniversary of Completion; or

(b)	in any other case, within the period of three years commencing on the Completion Date.

7.5	The Seller shall not be liable for a Claim if and to the extent that the Claim:

(a)	arises from facts, events or circumstances that have been Disclosed; or

(b)	relates to a matter specifically and fully provided for in the Accounts.

7.6	Nothing in this clause 7 or Schedule 5 applies to exclude or limit the liability of the Seller:

(a)	if and to the extent that a Claim or a claim under the Tax Covenant arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers; or

(b)	for any Claim made under the Warranties in paragraph 1 to paragraph 6 of Part 1 of Schedule 4.

7.7	The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant in respect of any claims made within seven years of the date hereof.

8.	Property

The provisions of Schedule 8 apply in this agreement in relation to the Property.

9.	Tax Covenant

The provisions of Schedule 5 apply in this agreement in relation to Tax.

10.	Indemnities

10.1	Without limiting any other rights or remedies the Buyer may have, the Seller shall indemnify the Buyer and the Company against, and shall pay to the Buyer a sum equal to, all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Buyer or the Company arising out of or in connection with any liability for underpayment of tax.

10.2	Any payment made by the Seller in respect of an Indemnity Claim shall include:

(a)	an amount in respect of all costs and expenses incurred by the Buyer or the Company in bringing the relevant Indemnity Claim (including a reasonable amount in respect of management time); and

(b)	any amount necessary to ensure that, after the deduction of any Tax due on the payment, the Buyer or the Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Tax.

11.	Restrictions on the Seller

11.1	In this clause, the following words and expressions shall have the following meanings:

Prospective Customer: a person who is at Completion, or who has been at any time during the period of 6 months immediately preceding the Completion Date, in discussions with the Company with a view to becoming a client or customer of the Company.

Restricted Business: any business that is or would be in competition with any part of the Business, as it is being carried on at the Completion Date.

Restricted Customer: any person who is at Completion, or who has been at any time during the period of 24 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company.

Restricted Person: any person who is at Completion, or who has been at any time during the period of 6 months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company in an executive, managerial, sales or technical role or at an annual rate of remuneration (including commission, if any,) not less than £10,000.

11.2	The Seller undertakes to each of the Buyer and the Company that he shall not:

(a)	at any time during the period of 24 months commencing on the Completion Date in the United Kingdom, carry on or be engaged, concerned or interested in, or in any way assist, a Restricted Business.

(b)	at any time during the period of 24 months commencing on the Completion Date:

(i)	canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or

(ii)	induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which he conducts business with, the Company, or do any other thing which is reasonably likely to have such an effect;

(c)	at any time during the period of 24 months commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

(d)	at any time during the period of 24 months commencing on the Completion Date, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at Completion, or has been at any time during the period of 6 months immediately preceding the Completion Date, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company;

(e)	at any time during the period of 24 months commencing on the Completion Date, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person, or procure or facilitate the making of any such offer or attempt by any other person;

(f)	at any time after Completion, use in the course of any business:

(i)	the word “Khyber”;

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, is being or has been used by the Company in connection with the Business; or

(iii)	anything which, in the reasonable opinion of the Buyer, is capable of confusion with any of the words, marks, names, designs or logos referred to in clause 11.2(f)(i) or clause 11.2(f)(ii);

(g)	at any time after Completion, do or say anything which may be harmful to the reputation of the Company; or

(h)	at any time after Completion, present itself or permit himself to be presented as:

(i)	connected in any capacity with the Company; or

(ii)	interested or concerned in any way in the Sale Shares (or any of them).

11.3	The undertakings in clause 11.2 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and shall apply to actions carried out by the Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent or otherwise) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.

11.4	Nothing in clause 11.2 shall prevent the Seller from holding for investment purposes only:

(a)	units of any authorised unit trust; or

(b)	any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).

11.5	Each of the undertakings in clause 11.2 is a separate undertaking by the Seller and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that clause.

11.6	The parties acknowledge that the Seller has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the undertakings in clause 11.2 is considered fair and reasonable by the parties.

11.7	The consideration for the undertakings in clause 11.2 is included in the Purchase Price.

12.	Confidentiality and announcements

12.1	The Seller undertakes to each of the Buyer and the Company that he shall:

(a)	keep confidential the terms of this agreement and the other Transaction Documents, and all confidential information, know how and trade secrets in its knowledge or possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer’s Group;

(b)	not disclose any of the information referred to in clause 12.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 12; and

(c)	not make any use of any of the information referred to in clause 12.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

12.2	Notwithstanding any other provision of this agreement, the Seller shall not be obliged to keep confidential or to restrict its use of any information that:

(a)	is or becomes generally available to the public other than as a result of its disclosure by the Seller (or any person to whom he has disclosed the information in accordance with clause 12.3(a)) in breach of this agreement); or

(b)	was, is or becomes available to the Seller on a non-confidential basis from a person who, to the Seller’s knowledge, is not bound by a confidentiality agreement and is not otherwise prohibited from disclosing the information to the Seller.

12.3	The Seller may disclose any information that he is otherwise required to keep confidential under this clause 12:

(a)	to any advisers who need to know such information for the purposes of advising on this agreement or facilitating the Transaction, provided that the Seller informs the recipients of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 12 as if they were the Seller. The Seller shall, at all times, be liable for the failure of such recipients to comply with the obligations set out in this clause;

(b)	with the prior consent in writing of the Buyer;

(c)	if and to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which he is subject;

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

(iii)	to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

(iv)	to protect his interest in any legal proceedings,

provided that in each case (and to the extent it is legally permitted to do so) the Seller gives the Buyer as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, he takes into account the reasonable requests of the Buyer concerning the content of the disclosure.

12.4	Each party shall supply the other party with such information about itself or this agreement as the other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any Tax Authority or securities exchange of competent jurisdiction.

12.5	Subject to clause 12.6 the Seller shall not make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (announcement) without the prior written consent of the Buyer.

12.6	Nothing in clause 12.5 shall prevent the Seller from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other party and takes into account its reasonable requests concerning the content of the announcement before it is made.

12.7	The Buyer undertakes to the Seller and the Company that if for whatever reason the Company shares are not transferred to the Buyer, it shall:

(a)	keep confidential the terms of this agreement and the other Transaction Documents, and all confidential information, know how and trade secrets in its knowledge or possession concerning the business, affairs, customers, clients or suppliers of the Company;

(b)	not disclose or use any of the information obtained as a result of these negotiations or this agreement (whether in whole or in part) to any third party, except as required in order to comply with applicable law or the requirements of any governmental body or legally-constituted public authority; and

(c)	not make any use of any of the information obtained as a result of these negotiations or this agreement, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

13.	Further assurance

13.1	At its own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may require from time to time for the purpose of giving full effect to this agreement.

13.2	The Seller undertakes to the Buyer that if and for so long as he remains the registered holder of any of the Sale Shares after Completion, he shall:

(a)	hold such Sale Shares together with all dividends and any other distributions of profits or other assets in respect of such Sale Shares, and all rights arising out of or in connection with them, in trust for the Buyer;

(b)	deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(c)	exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and

(d)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

14.	Assignment

14.1	Subject to the further provisions of this clause 14, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement or any other Transaction Document.

14.2	The Buyer may assign or transfer its rights (but not its obligations) under this agreement or any other Transaction Document to:

(a)	another member of its Group; or

(b)	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion.

14.3	The Buyer may grant security over, or assign by way of security, any or all of its rights under this agreement or any other Transaction Document for the purposes of, or in connection with, the financing (whether in whole or in part) of the Transaction. On the enforcement of any security of the kind referred to in this clause, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security, may assign any or all of the relevant rights to any person, but the Seller’s liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

14.4	If there is an assignment or transfer of the Buyer’s rights under this agreement in accordance with clause 14.2 or clause 14.3:

(a)	the Seller may discharge its obligations under this agreement to the Buyer until he receives notice of the assignment or transfer; and

(b)	the assignee or transferee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement.

15.	No agency

Each party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person.

16.	Entire agreement

This agreement (together with the other Transaction Documents) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

17.	Variation and waiver

17.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

17.2	A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

17.3	A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

17.4	A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

18.	Costs

18.1	Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and the other Transaction Documents).

18.2	Without prejudice to any other right or remedy the Buyer may have, the Seller shall indemnify the Buyer against all costs and expenses incurred by the Buyer in investigating the affairs of the Company and in negotiating, preparing, executing, rescinding or terminating this agreement (and the other Transaction Documents) in the event that the Buyer terminates this agreement in accordance with clause 5.4 or clause 6.6.

18.3	Each Party (the “Indemnifying Party”) shall indemnify the other (the “Indemnified Party”) against all costs and expenses incurred by the Indemnified Party in relation to any third party proceedings brought against the Indemnified Party following Completion as a result of the Indemnifying Party’s wilful misconduct.

19.	Notices

19.1	For the purposes of this clause 19, but subject to clause 19.6, notice includes any other communication.

19.2	A notice given to a party under or in connection with this agreement:

(a)	shall be in writing and in English;

(b)	shall be signed by or on behalf of the party giving it;

(c)	shall be sent to the party for the attention of the contact and to the address or email address specified in clause 19.3, or such other contact, address or email address as that party may notify in accordance with clause 19.4; and

(d)	shall be:

(i)	sent by pre-paid first class post or another next working day delivery service providing proof of delivery;

(ii)	sent by pre-paid airmail providing proof of delivery; or

(iii)	sent by email;

(e)	is deemed received as set out in clause 19.5 if prepared and sent in accordance with this clause.

19.3	The addresses, email addresses and contacts for service of notices are:

(a)	Seller

(i)	address:

(ii)	for the attention of:

(iii)	email address:

(b)	Buyer

(i)	address:

(ii)	for the attention of:

(iii)	email address:

19.4	A party may change its details for service of notices as specified in clause 19.3 by giving notice, the change taking effect for the party notified of the change at 9.00 am on the later of:

(a)	the date, if any, specified in the notice as the effective date for the change; and

(b)	the date five Business Days after deemed receipt of the notice.

19.5	A notice is deemed to have been received:

(a)	if sent by pre-paid first class post or another next working day delivery service providing proof of delivery, at 9.00 am on the Business Day after posting;

(b)	if sent by pre-paid airmail providing proof of delivery, at 9.00 am on the fifth Business Day after posting; or

(c)	if sent by email, at the time of transmission,

provided that if deemed receipt under the previous paragraphs of this clause 19.5 would occur outside Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this clause, Usual Business Hours means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post).

19.6	This clause 19 does not apply to the service of any proceedings or other documents in any legal action [or, where applicable, any arbitration or other method of dispute resolution.

20.	Interest

20.1	If either party fails to make any payment due to the other party under this agreement by the due date then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

20.2	Interest under this clause will accrue each day at 4% a year above the Bank of England’s base rate from time to time, but at 4% a year for any period when that base rate is below 0%.

20.3	In relation to payments disputed in good faith, interest under this clause is payable only after the dispute is resolved, on sums found or agreed to be due, from 7 days after the dispute is resolved until payment.

21.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

22.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

23.	Third party rights

23.1	Except as expressly provided in clause 23.2, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

23.2	The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the Company and the Officers (as defined in clause 6.11), and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	clause 6 and Schedule 4 (Warranties), subject to clause 7 (Limitations on claims);

(b)	clause 9 and Schedule 5 (Tax Covenant);

(c)	clause 10 (Indemnities);

(d)	clause 11 (Restrictions on the Seller);

(e)	clause 12 (Confidentiality and announcements); and

(f)	clause 20 (Interest).

23.3	The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

24.	Counterparts

24.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

24.2	Transmission of the executed signature page of a counterpart of this agreement by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of a “wet-ink” counterpart of this agreement.

25.	Rights and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

26.	Inadequacy of damages

Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 11 or clause 12. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 11 or clause 12 of this agreement.

27.	Governing law and jurisdiction

27.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

27.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of the Company

Name:	Khyber Money Exchange Ltd
Registered number:	06832517
Registered office:	Unit 421, 160 London Road, Barking, England, IG11 8BB
Issued share capital:	Amount: £121,800 Divided into: 121,800 shares of £1 each
Registered shareholder(s) (and number of Sale Shares held):	Mr Rahim Shah – 121,800 shares of £1 each
Beneficial owner(s) of Sale Shares (if different) and number of Sale Shares beneficially owned:	N/A
Directors and shadow directors:	Mr Rahim Shah
Secretary:	None
Auditor:	ABM Global Accountants of Suite 3G & 3H, Docklands Business Centre, 10 Tiller Road Canary Wharf, London E14 8PX
Registered charges:	None

Schedule 2 Completion Conditions and conduct of business

Part 1 Conditions to Completion

1.	Approval to change of control of the Company is given by the Financial Conduct Authority pursuant to the Payment Services Regulations 2017

2.	Seller shall terminate his rights as signatory to the account with Muthoot Finserve USA Inc and procure that a replacement signatory nominated by the Buyer shall be granted signatory rights to such account.

3.	Without prejudice to paragraph 2 above, provide confirmation to the Buyer’s reasonable satisfaction that all credentials, access rights and other rights of existing agents and associates of the Seller and/or the Company have been revoked.

Part 2 Conduct of business during the Interim Period

1.	Conduct of business in the Interim Period

At all times during the Interim Period, the Seller shall:

1.1	procure that the Company carries on the Business in the normal course and in the manner provided in this Part 2 of Schedule 2;

1.2	use his best endeavours to maintain the trade and trade connections of the Company;

1.3	promptly notify the Buyer in writing of any material change in the Business, financial position or assets of the Company;

1.4	promptly provide the Buyer, its agents and representatives with such information relating to any changes to the major business and affairs of the Company, and such access to hard copies of their books and records relating to such changes to major business and affairs as the Buyer may require from time to time and be lawfully entitled to receive;

1.5	not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Company to terminate their employment;

1.6	ensure that the FXSoft Contract remains in full force and effect.

2.	Matters subject to the Buyer’s consent

During the Interim Period, the Seller shall procure that except with the prior written consent of the Buyer not to be unreasonably withheld, the Company shall not (nor shall it agree to):

2.1	dispose of any material assets used or required for the operation of the Business;

2.2	allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares;

2.3	pass any resolution of its members;

2.4	appoint any person as a director of the Company;

2.5	enter into, modify or agree to terminate any Material Contract (as defined in paragraph 12.1 of Part 1 of Schedule 4 unless the same is reasonably required for the benefit of the Company in which event that Buyer shall be notified of such modification or termination;

2.6	borrow any sum in excess of the amounts borrowed in the ordinary course of the Business and available to it at the date of this agreement unless such sum is repaid prior to Completion so that on Completion the Company is free of debt;

2.7	make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it;

2.8	enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms;

2.9	make any distribution (other than payment of dividends of its assets;

2.10	make any alterations to the terms of employment or engagement (including benefits) of any of its Directors, Employees or Workers;

2.11	other than to the extent required to comply with a legislative requirement, amend any agreements or arrangements for the payment of pensions or other benefits on retirement to any of its current or former employees or directors (or any of their dependants);

2.12	provide any non-contractual benefit to any Director, Employee, Worker or their dependants;

2.13	dismiss any of its Employees or employ or engage (or offer to employ or engage) any person;

2.14	enter into agreement with a Representative Body;

2.15	create any Encumbrance over any of its assets or its undertaking;

2.16	give any financial or performance guarantee, or any similar security or indemnity;

2.17	commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning the Company other than in the ordinary course of business;

2.18	grant, modify, agree to terminate or permit the lapse of any of its Intellectual Property Rights, or enter into any agreement relating to any such rights or make any changes to its software or other information technology;

2.19	pay any management charge to the Seller;

2.20	incur any liability to the Seller, other than trading liabilities incurred in the normal course of the Business;

2.21	vary the terms on which it holds the Property, or settle any rent review;

2.22	make any material change to the accounting procedures, principles or policies by reference to which its accounts are drawn up; or

2.23	permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

3.	Access and information relating to Employee and Workers

During the Interim Period, the Seller shall at its own expense, and subject to the requirements of the Data Protection Laws, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any Employee or Worker.

4.	Access to Customer data

4.1	During the Interim Period the Seller shall not, without the Buyer’s prior written consent, utilise any data held by the Company in respect of its customers other than where required for compliance by the Company with any legal or regulatory requirement or otherwise in the proper conduct of the Company’s business.

Schedule 3 Seller’s obligations at Completion and after Completion

1.	Documents to be delivered at Completion

At Completion, and upon the Buyer paying the Purchase Price in full to the Seller, the Seller shall deliver (or cause to be delivered) to the Buyer:

1.1	a transfer of the Sale Shares, duly signed by the Seller in favour of the Buyer (or its nominee);

1.2	the definitive share certificates for the Sale Shares or an indemnity, in agreed form, for any lost certificates;

1.3	any waivers, consents or other documents required to enable the Buyer (or its nominee) to be registered as the holder of the Sale Shares, in each case in agreed form, and including an irrevocable waiver of any pre-emption right or other restriction on the transfer of the Sale Shares conferred on any person who is not a party to this agreement, duly signed by the holder of such right or restriction;

1.4	an irrevocable power of attorney, in agreed form, duly executed by the Seller in favour of the Buyer (or its nominee) to secure its interest in the Sale Shares pending registration of the transfer in the Company’s register of members;

1.5	the original of any power of attorney under which this agreement or any of the documents to be delivered to the Buyer under this paragraph 1 have been executed;

1.6	the registers, minute books and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for each of the Company;

1.7	resignation letters, in agreed form and executed as a deed, from the Directors, resigning from their respective offices and employment with the Company

1.8	signed minutes, in agreed form, of each of the board meetings held by the Company as required by paragraph 2 of this Schedule 3;

1.9	in relation to the Company:

(a)	statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(b)	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(c)	details of its cash book balances; and

(d)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;

1.10	all documents relating to the Property;

1.11	evidence, in agreed form, that all debts and accounts between the Company and the Seller have been fully paid or otherwise discharged;

1.12	evidence, in agreed form, of the release of all guarantees or other security given by the Company in respect of the liabilities or obligations of the Seller, or of any other third party;

1.13	a duly executed deed of release, in agreed form, of all and any claims that the Seller has or may have against the Company;

1.14	all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it a discharge or release in agreed form, duly executed by the relevant lender or charge holder;

1.15	all policies and procedural documentation relating to the Business;

1.16	all records for the five years preceding Completion which are required to be maintained in relation to the Business under The Payment Services Regulations 2017 or other applicable law in the United Kingdom;

1.17	all records which are held by the Company in accordance with applicable law in relation to any jurisdiction outside the United Kingdom in which the Company has at any time conducted business;

1.18	confirmations from any third-party payee or payor (as applicable) in respect of all receivables and payments made during the Interim Period; and

1.19	such other documents as shall be reasonably requested by the Buyer.

2.	Completion board meetings

The Seller shall provide a resolution of the Company at Completion in a form approved by the Buyer at which the following matters are approved:

2.1	the registration of the transfer of the Sale Shares delivered in accordance with paragraph 1.1 of this Schedule 3, subject only to the transfers being duly stamped at the Buyer’s cost;

2.2	acceptance of the resignations referred to in paragraph 1.7 of this Schedule 3;

2.3	the appointment of the persons nominated by the Buyer as directors of the Company;

2.4	changing the accounting reference date of the Company to such date as is required by the Buyer (subject always to the requirements of the CA 2006);

2.5	changing the registered office of the Company to such address as is required by the Buyer; and

2.6	revoking all existing instructions and authorities to the bankers of the Company and replacing them with new instructions and authorities as the Buyer requires.

3.	Post Completion

3.1	The Seller shall, following Completion, provide not less than five (5) days of training to the Buyer’s representative on use of the IT Systems at no cost to the Buyer.

Schedule 4 Warranties

Part 1 General Warranties

1.	Power to sell the Sale Shares

1.1	The Seller has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and each of the other Transaction Documents to which he is a party in accordance with their respective terms.

1.2	This agreement and each of the other Transaction Documents to which he is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3	The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which he is a party, and compliance with their respective terms shall not breach or constitute a default:

(a)	under any agreement or instrument to which the Seller is a party or by which the Seller is bound; or

(b)	of any order, judgment, decree or other restriction applicable to the Seller.

2.	Shares in the Company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and neither the Seller nor the Company has agreed to confer any such rights, and no person has claimed any such rights.

2.4	No Encumbrance has been granted to any person or otherwise exists affecting:

(a)	the Sale Shares; or

(b)	any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

2.5	The Company:

(a)	does not hold or beneficially own, and has not agreed to acquire, any shares, loan capital or any other securities in any company;

(b)	has not at any time had any subsidiary or subsidiary undertaking;

(c)	is not, and has not agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(d)	does not control or takes part in the management of any company or business organisation, nor has it agreed to do so;

(e)	is not, in relation to any company or limited liability partnership registered in the UK, a registrable relevant legal entity within the meaning of section 790C of the CA 2006; or

(f)	does not have any branch or permanent establishment outside the United Kingdom.

2.6	The Company has not at any time:

(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation; or

(c)	allotted or issued any securities that are convertible into shares.

2.7	No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company, and all such transfers have been duly stamped (where applicable).

2.8	No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of the CA 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of, the Company.

3.	Constitutional and corporate documents

3.1	Copies of the memorandum and articles of association (or other constitutional and corporate documents) of the Company have been Disclosed. Such copy documents:

(a)	are true, accurate and complete in all respects;

(b)	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

(c)	fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

3.2	The register of members, register of people with significant control (PSC Register) and all other statutory books and registers of the Company:

(a)	have been properly kept in accordance with all applicable laws;

(b)	are correctly written up to date; and

(c)	contain a true, complete and accurate record of all matters and information which should be contained in them.

No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

3.3	In relation to its PSC Register, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the CA 2006.

3.4	All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

3.5	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.6	All deeds and documents belonging to the Company or to which it is a party, are in the possession of the Company.

4.	Information

4.1	The particulars of the Company set out in Schedule 1 are true, accurate, complete and not misleading.

4.2	All information given by or on behalf of the Seller (or his agents or advisers) to the Buyer (or its agents or advisers) in the course of the negotiations leading up to this agreement was, when given, and is now, true, accurate, complete and not misleading.

4.3	All information contained in the Disclosure Letter is true, accurate, complete and not misleading.

4.4	There is no information that has not been Disclosed which, if Disclosed, might reasonably be expected to affect the willingness of the Buyer to enter into the Transaction on the terms of this agreement.

5.	Compliance with laws

5.1	The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction.

5.2	Neither the Company nor any of its directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of the Company.

6.	Licences and consents

6.1	The Company holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement (Consents). Details of the Consents and copies of all related documentation have been Disclosed.

6.2	Each of the Consents is valid and subsisting, and the Company is not in breach of the terms or conditions of the Consents (or any of them).

6.3	There is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

7.	Insurance

7.1	The Company maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

7.2	The Disclosure Letter includes complete and accurate details of all insurance policies maintained by or on behalf of the Company (Policies).

7.3	The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.

7.4	The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.

7.5	None of the Policies:

(a)	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate;

(b)	are void or voidable, and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

(c)	are capable of being terminated, or will otherwise cease to be available to the Company as a result of Completion.

7.6	There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim under any of the Policies.

8.	Powers of attorney and power to bind

8.1	There are no powers of attorney granted by the Company which are currently in force.

8.2	No person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

9.	Disputes and investigations

9.1	Neither the Company nor its Director, nor any other person for whose acts the Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9 as Proceedings):

(a)	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

9.2	No Proceedings have been threatened or are pending by or against the Company, any Director or any other person for whose acts the Company may be vicariously liable, and there are no circumstances likely to give rise to any such Proceedings.

9.3	The Company:

(a)	is not affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

(b)	has given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any Proceedings.

10.	Defective services

10.1	The Company has not supplied any services that were at the time they were supplied defective, or that did not comply with any:

(a)	warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such or services; or

(b)	laws, regulations, standards and requirements applicable to such or services.

10.2	No proceedings have been started, are pending or have been threatened against the Company in respect of any services supplied by the Company.

10.3	There are no disputes between the Company and any of its customers, clients or any other third parties in connection with any services supplied by the Company.

11.	Customers and suppliers

11.1	The definition in this paragraph applies in this agreement.

Material Counterparty: any customer, client or supplier of the Company who is of material importance to the business or profits of the Company during the period of 12 months ending on the date of this agreement.

11.2	In the period of 12 months ending on the date of this agreement:

(a)	no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company;

(b)	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and

(c)	the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any customer, client or supplier of the Company, or a change in the terms on which any such customer, client or supplier does business with the Company.

11.3	None of the matters referred to in paragraph 11.2 above is likely to occur.

11.4	So far as the Seller is aware, no customer or client of the Company who is a Material Counterparty is subject to a relevant insolvency procedure within the meaning of section 233B(2) of the Insolvency Act 1986.

12.	Contracts

12.1	The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment that the Company is a party to or bound by, that is of material importance to the business, profits or assets of the Company.

12.2	Except as Disclosed, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is a Material Contract;

(b)	is of an unusual or exceptional nature;

(c)	is not in the ordinary and usual course of the Business;

(d)	may be terminated as a result of a change of Control of the Company;

(e)	restricts the freedom of the Company to carry on the Business in any part of the world in such manner as it thinks fit;

(f)	involves agency or distributorship;

(g)	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

(h)	involves the grant of any sole or exclusive rights by or to the Company;

(i)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into;

(j)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(k)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £10,000;

(l)	requires the Company to pay any commission, finder’s fee, royalty or the like;

(m)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(n)	is not on arm’s-length terms;

(o)	is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments; or

(p)	involves other obligations or liabilities that ought reasonably to be made known to the Buyer.

12.3	There are no outstanding or ongoing negotiations of material importance to the business, profits or assets of the Company, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 12.2 of Part 1 of this Schedule 4.

12.4	Each Material Contract is in full force and effect and binding on the parties to it.

12.5	Neither the Company nor any counterparty is (or will, with the lapse of time, be) in default of any:

(a)	Material Contract; or

(b)	other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company.

No such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

12.6	No notice of termination of a Material Contract has been received or served by the Company, and there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.	Transactions with the Seller and Seller’s interests

13.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Seller.

13.2	The Seller is not entitled to a claim of any nature against the Company and has not assigned to any person the benefit of any such claim.

13.3	The Seller is not at the date of this agreement, nor has been at any time during the period of three years immediately preceding the date of this agreement, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with the Business.

14.	Finance and guarantees

14.1	The Disclosure Letter contains full particulars of all:

(a)	money borrowed by the Company; and

(b)	loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities), including copies of all documents relating to such Financial Facilities.

14.2	The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:

(a)	its articles of association; or

(b)	any debenture or other deed or document binding on the Company.

14.3	There are no circumstances or matters which could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.

14.4	No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.5	The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

14.6	Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of the borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).

14.7	The Company has not given or entered into (or agreed to give or enter into) any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

14.8	The Company has not:

(a)	factored or discounted any of its debts;

(b)	engaged in financing of a type which would not need to be shown or fully reflected in the Accounts; or

(c)	waived any right of set-off it may have against any third party.

14.9	The Company does not have any outstanding loan capital and has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

14.10	The debts owing to the Company as reflected in the Accounts, and all debts subsequently recorded in the books of the Company since the Accounts Date:

(a)	have been realised, or will within three months after the date of this agreement realise in cash their full amount as included in those Accounts or books;

(b)	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

(c)	are not subject to any right of set-off or counterclaim.

14.11	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.12	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company does not have any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

14.13	Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

(a)	continuing to carry on the Business in its present form and at its present level of turnover during the period of 12 months following the date of this agreement; and

(b)	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

15.	Liabilities

15.1	The Company does not have any liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

15.2	No sum is owing by the Company to its auditors, solicitors or other professional advisers, and no accrual ought properly to be made by it in respect of any such sum.

16.	Effect of the Transaction

16.1	Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:

(a)	cause the Company to lose the benefit of any asset, right or privilege it presently enjoys;

(b)	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any other right in respect of the Company;

(c)	result in any customer, client or supplier being entitled to cease dealing with the Company, or reducing its level of business, or changing the terms on which it deals, with the Company;

(d)	result in the loss or impairment of, or any default under, any licence, authorisation or consent required by the Company;

(e)	result in any officer or senior employee leaving the Company;

(f)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company;

(g)	result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn;

(h)	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the Transaction;

(i)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(j)	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company.

17.	Insolvency

17.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or

(b)	has stopped paying its debts as they fall due.

17.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986;

(b)	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with the Company;

(c)	a person is appointed to manage the affairs, business and assets of the Company on behalf of its creditors; or

(d)	the holder of a charge over any of the assets of the Company is appointed to control the business and/or any assets of the Company.

17.3	In relation to the Company:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among their creditors, shareholders or other contributors.

17.5	No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of the Company.

17.6	No analogous event to any of the events referred to in paragraph 17.1 to paragraph 17.5 above has occurred in relation to the Seller.

18.	Accounts

18.1	The Accounts:

(a)	show a true and fair view of the state of affairs of the Company as at the Accounts Date, and of its profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

(b)	have been properly prepared in accordance with FRS 102 using appropriate accounting policies and estimation techniques as required by section 10 of FRS 102;

(c)	comply with the requirements of the CA 2006 and all other applicable law and regulations in the UK;

(d)	(save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and

(e)	(save as the Accounts expressly disclose) have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

18.2	The Accounts have been audited by an individual or firm registered to act as auditors in the UK and the auditors’ reports thereon are unmodified.

18.3	The Accounts (together in each case with the related directors’ reports and auditors’ reports) have been:

(a)	circulated to every person entitled to receive a copy in accordance with section 423 of the CA 2006;

(b)	laid before the Company in general meeting, where required by the CA 2006 or the articles of association of the relevant company; and

(c)	filed with the Registrar of Companies,

in each case in accordance with the relevant requirements of the CA 2006 and all other applicable laws and regulations in the UK.

18.4	The Accounts:

(a)	charge depreciation and amortisation on non-current assets at a suitable rate such that all non-current assets will be written down to nil or a realisable residual value at the end of their useful lives as required by sections 17 and 18 of FRS 102;

(b)	reflect all impairments to the recoverable amounts of non-current assets as required by section 27 of FRS 102, whether or not there were any indicators of impairment at the Accounts Date;

(c)	make proper and adequate provision for credit risk such that all receivables are stated at no more than their recoverable amount at the Accounts Date;

(d)	classify and measure all financial instruments according to the requirements of sections 11 and 12 of FRS 102;

(e)	have correctly allocated overheads to the cost of inventory based on normal levels of activity, make proper provision against or have written off all obsolete or slow-moving inventory, and show all items of inventory at the lower of cost and estimated selling price less costs to complete or sell at the Accounts Date as required by section 13 of FRS 102;

(f)	include all known liabilities and all provisions as required by section 21 of FRS 102;

(g)	provide for all Tax in respect of which the Company is accountable, including deferred tax, as required by section 29 of FRS 102;

(h)	include in the notes disclosure of all contingent liabilities as required by section 21 of FRS 102;

(i)	include in the notes all related party disclosures as required by section 33 of FRS 102; and

(j)	have dealt with all events after the Accounts Date up to the date of approval of the relevant accounts by the board of directors as required by section 32 of FRS 102.

18.5	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of the Company as at the date and in respect of the period to which they relate.

19.	Changes since the Accounts Date

Since the Accounts Date:

19.1	the Company has conducted the Business in the normal course and as a going concern;

19.2	there has been no material adverse change in the turnover, financial position or prospects of the Company;

19.3	the Company has not issued or agreed to issue any share or loan capital;

19.4	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

19.5	the Company has not borrowed or raised any money or given or taken any form of financial security;

19.6	no capital expenditure has been incurred on any individual item by the Company in excess of £5000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £5000;

19.7	no shareholder resolutions of the Company have been passed;

19.8	the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days; and

19.9	there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting principles and policies as those applied in the Accounts (and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any of the assets acquired by the Company after the Accounts Date, at a figure no greater than cost).

20.	Financial and other records

20.1	All financial and other records of the Company (Records):

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of sections 386 and 388 of the CA 2006;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company.

20.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

20.3	To the extent that any of the Records are maintained or stored electronically:

(a)	the Company is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and

(b)	such Records are adequately backed-up.

21.	Assets

21.1	The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

(a)	legally and beneficially owned by the Company, and the Company has good and marketable title to such assets;

(b)	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c)	in the possession and control of the Company.

21.2	Except as Disclosed, none of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

21.3	The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this agreement.

22.	Plant and equipment

22.1	The plant office and other equipment used by the Company in connection with the Business are:

(a)	in good working order and have been regularly and properly maintained;

(b)	capable, and will continue to be capable, of doing the work for which they were designed; and

(c)	not surplus to the current or proposed requirements of the Company.

23.	Intellectual property

23.1	The definition in this paragraph apply in this agreement:

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

23.2	Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 6 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned by the Company.

23.3	Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 6 respectively of all material licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company:

(a)	uses or exploits Intellectual Property Rights owned by any other person; or

(b)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any other person.

23.4	The Company does not require the use of any Intellectual Property Rights in order to carry on the Business in the manner in which it was operated at and before the date of this agreement and to fulfil any currently existing plans or proposals, other than those rights which:

(a)	it is currently able to exercise, without restriction, in relation to the Intellectual Property Rights which it owns; and

(b)	are currently granted to it under the licences set out in Part 3 of Schedule 6.

23.5	The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 6 are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable.

23.6	The agreements and licences set out in Part 3 and Part 4 of Schedule 6:

(a)	are valid and binding and recorded in writing;

(b)	have, where required, been duly recorded or registered;

(c)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default; and

(d)	are not the subject of any claim, dispute or proceeding, pending or threatened.

23.7	The activities of the Company have not:

(a)	infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(b)	constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; or

(c)	given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

24.	Information technology

24.1	The definitions in this paragraph apply in this agreement.

Domain Names: the internet domain names associated with the Business including those set out in Part 3 of Schedule 7.

Good Industry Practice: the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the relevant industry or business sector.

IT Contracts: all agreements or arrangements under which any third party provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

IT Systems: the network and information systems that are owned, used or held for use by the Company, including: (i) all computer hardware (including network and telecommunications equipment and related peripherals) and mobile devices; (ii) all software (including associated user manuals, object code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software but excluding the source code) and firmware (Software); and (iii) all databases (Databases).

Social Media Account: any user account, profile, page or other similar presence on an online communication channel incorporating user-generated content in connection with the Business.

24.2

Complete and accurate particulars of the IT Systems and the IT Contracts are set out in Part 1 and Part 2 of Schedule 7. The Seller has no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business as it is operated at and before the date of this agreement.

24.3	Except to the extent provided for in the IT Contracts (details of which have been disclosed Part 2 of Schedule 7), the Company is the owner of and in unrestricted possession of the IT Systems free from Encumbrances.

24.4	The IT Contracts are valid and binding and recorded in writing, and no act or omission has occurred which would, if necessary, with the giving of notice or lapse of time, constitute a breach of any of them.

24.5	There are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts or in respect of the IT Systems.

24.6	All elements of the IT Systems:

(a)	are not defective in any material respect and have not been materially defective or materially failed to function during the last one year;

(b)	have sufficient capacity, scalability and performance (without modification) to meet the current and foreseeable requirements of the Business;

(c)	include sufficient user information (including supplier’s recommendations) reduced to writing and in a commonly-readable format, which is within the possession and control of the Company, to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance (User Information); and

(d)	meet all applicable regulatory requirements, including (in respect of any element of the IT Systems which processes personal data) the requirement for privacy by design and privacy by default.

(e)	all leap years will be recognised as such.

24.7	The IT Systems are capable of:

(a)	performing their functions in multiple currencies, including the Euro and the GBP;

(b)	satisfying the conversion and rounding rules in EU Regulation 1103/97 and any other applicable legal requirements relating to the Euro and the GBP;

(c)	displaying and printing the generally accepted symbols for the Euro, the GBP and any other currency; and

(d)	processing the generally accepted codes for the Euro, the GBP and any other currency.

24.8	Complete and accurate particulars of all Social Media Accounts and Domain Names are set out in Part 3 of Schedule 7. All Social Media Accounts and Domain Names are controlled and administered by the Company and used exclusively in connection with the Business.

24.9	The Company:

(a)	is the current registrant and user of each Domain Name and Social Media Account, and has not sold, transferred, licensed, charged or otherwise encumbered any Domain Name or Social Media Account, or allowed a Domain Name or Social Media Account to be used by any third party;

(b)	has in its control and possession sufficient information, passwords and access codes to allow it to access, edit, control and/or administer each Domain Name and Social Media Account, including after the date of this agreement;

(c)	has not committed any breaches, and is currently not in breach, of any agreement with the registrar of any Domain Name or provider of any Social Media Account; and

(d)	has completed all necessary formalities (including the payment of all relevant fees) in order to affect any renewals of the Domain Names or Social Media Accounts which were due prior to the date of this agreement.

24.10	No person has used the Social Media Accounts to infringe or misuse or misappropriate the rights of any other person or to defame, libel or slander such person, or to make any unauthorised statement about, or on behalf of, or in connection with, the Business, or the Company.

24.11	The Company has in place:

(a)	a fully documented disaster recovery plan which, in conjunction with any necessary agreements with third party service providers, would enable the Business to continue if there were significant damage to or destruction of some or all of the IT Systems;

(b)	a monitoring programme which enables the Company to effectively detect, prioritise, and report security incidents on a continuous 24/7 basis; and

(c)	a data security breach and response plan which enables the Company to effectively mitigate any security incident and the effects of any security incident on the Business.

25.	Data protection and privacy

25.1	The definitions in this paragraph apply in this agreement.

Data Protection Laws: all laws (whether of the UK or any other jurisdiction) relating to the use, protection and privacy of Personal Data (including the privacy of electronic communications) which are from time to time applicable to the Company (or any part of its business).

Personal Data: has the meaning given to that term in Article 4 of the UK GDPR.

Processor: has the meaning given in paragraph 25.4(a) of Part 1 of this Schedule 4.

Supervisory Authority: any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner’s Office in the UK.

UK GDPR: has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

25.2	The Company has at all times complied with the Data Protection Laws in all respects.

25.3	The Company has:

(a)	introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data, and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(b)	appointed a data protection officer if required to do so under the Data Protection Laws;

(c)	maintained complete, accurate and up to date records of all their Personal Data processing activities as required by the Data Protection Laws;

(d)	implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(e)	put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company to comply with the related requirements of the Data Protection Laws.

25.4	The Company has:

(a)	undertaken appropriate due diligence on any third parties it has appointed to process Personal Data (Processors); and

(b)	an agreement in place with each Processor which complies with all applicable requirements of the Data Protection Laws.

25.5	The Company has complied with all applicable requirements under the Data Protection Laws relating to the disclosure or transfer of Personal Data outside the UK.

25.6	The Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this agreement.

25.7	The Company has not suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data.

25.8	The Company has not received any:

(a)	notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws; or

(b)	claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and, so far as the Seller is aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

25.9	The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Data Protection Laws.

26.	Employment

26.1	The definitions in this paragraph apply in this agreement.

Employee: any person employed by the Company under a contract of employment.

Employment Laws: all laws applying in England and Wales from time to time which affect contractual or other relations between an employer and their employees or workers including all legislation and any claim arising under European treaty provisions or directives (as any such treaties or directives apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020) which, in either case, are enforceable against the Company by any Employee or Worker.

Representative Body: any trade union, staff association, staff council, works council, information and consultation body and any other worker representatives relating to any person employed or engaged by or in the Company.

Worker: any person who is not an Employee and personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

26.2	No notice to terminate the contract of any Employee or Worker (whether given by the Company or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Laws or otherwise is outstanding between the Company and any current or former:

(a)	Employee relating to their employment, its termination or any reference given by the Company regarding such Employee; or

(b)	Worker relating to their contract, its termination or any reference given by the Company regarding such Worker.

26.3	No questionnaire has been served on the Company by an Employee or Worker under any Employment Laws that remains unanswered in full or in part.

26.4	Every Employee or Worker who requires permission to work in the UK has current and appropriate permission to work in the UK.

26.5	No offer of employment or engagement has been made by the Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

26.6	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Director, officer or Employee of the Company to terminate their employment or receive any payment or other benefit.

26.7	All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

26.8	All contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 188 of the CA 2006.

26.9	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

26.10	Neither the Company (nor any predecessor or owner of any part of their respective businesses) has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any of the Employees or any other persons engaged in the Business and no event has occurred that may involve such persons in the future being a party to such a transfer. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

26.11	There are no cash incentive schemes or arrangements (including any commission, profit sharing or bonus scheme) established by the Company in which any Director or former director of the Company or any Employee or Worker (or any of their respective associates or nominees) participates or has participated.

26.12	The Company is not a party to, bound by or proposing to introduce for the benefit of any Directors, Employees or Workers or former directors, Employees or Workers (or any of their respective associates or nominees), any cash incentive scheme or arrangement (including any commission, profit sharing or bonus scheme).

26.13	The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

26.14	The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Laws.

26.15	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to any Director, officer, Employee, Worker or former director, officer, Employee or Worker, or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

26.16	The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any Representative Body and there is nothing likely to give rise to such a dispute or claim.

26.17	The Company has not:

(a)	altered any of the terms of employment or engagement of any Employee or Worker; or

(b)	offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Worker.

26.18	The Company has not transferred or agreed to transfer any Employee or Worker from working for the Company, or induced any Employee or Worker to resign their employment with the Company.

26.19	There are no sums owing to any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

26.20	The Company has afforded all Employees and Workers the right to paid holiday under regulations 13 and 13A of the Working Time Regulations 1998 (SI 1998/1833) (WTR 1998), and have not deterred or prevented any Employee or Worker from taking such holiday whether or not requested.

26.21	In the two years preceding the date of this agreement, in respect of each of the Employees and Workers, all holiday pay for periods of holiday taken under regulation 13 of the WTR 1998 has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time.

26.22	There are no loans to any current or former director or employee of the Company (or to any nominees or associates of such directors or employees) made or arranged by the Company.

26.23	In respect of each Employee and Worker, the Company has:

(a)	performed all obligations and duties they are required to perform (and settled all outstanding claims), and

(b)	maintained adequate, suitable and up-to-date records.

26.24	No Employee is subject to a current disciplinary warning or procedure.

26.25	There are no shares, securities or interests in them held by or for any current, former or proposed employee or director of the Company.

27.	Retirement benefits

27.1	The Company has complied with their automatic enrolment obligations as required by the Pensions Act 2008 (PA 2008) and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. No Employee is a member of a pension scheme in respect of which the Company complied with its automatic enrolment obligations.

28.	Property

28.1	The definitions in this paragraph apply in this agreement.

Lease: the lease under which the Property is held.

Property: the leasehold property set out in Schedule 8.

Previously-owned Land and Buildings: any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure), occupied or used by the Company, but which are no longer owned, occupied or used by the Company.

28.2	The particulars of the Property set out in Schedule 8 are true, complete and accurate.

28.3	The Property is actively used by the Company in connection with the Business.

28.4	The Property is the only land and buildings owned, used or occupied by the Company.

28.5	The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Property.

28.6	Neither the Company nor any other company that has at any time been a subsidiary of the Company has any actual or contingent liability in respect of Previously-owned Land and Buildings.

28.7	Neither the Company nor any other company that has at any time been a subsidiary of the Company has given any guarantee or indemnity for any liability relating to the Property or any Previously-owned Land and Buildings or any other land or buildings.

28.8	All written replies to written enquiries given by or on behalf of the Seller or the Company in relation to the Property in response to any written enquiries raised by or on behalf of the Buyer in relation to the Property were complete and accurate at the date they were given, and would still be complete and accurate if the replies were instead being given on the date of this agreement.

28.9	All rent and all other sums payable under the Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been:

(a)	set off or withheld; or

(b)	commuted, waived or paid in advance of the due date for payment.

28.10	The Property is not subject to the payment of any outgoings other than rent and all outgoings have been paid when due and none is disputed.

Part 2 Tax Warranties

1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Tax Authority.

1.2	All Tax (whether of the UK or elsewhere), for which the Company has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

1.3	The Company maintains complete and accurate records, invoices and other information in relation to Tax, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.4	All Tax and national insurance contributions deductible under the PAYE system, and/or any other Tax Statute have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement have been so paid.

1.5	The Company is not, or will become liable, to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.6	The Accounts make full provision or reserve within generally accepted accounting principles for all Tax for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

2.	Chargeable gains

The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3.	Capital losses

Details of all capital losses available for carry-forward by the Company are set out in the Disclosure Letter.

4.	Capital allowances

The Company has not claimed first-year tax credits within the meaning of Schedule A1 of the Capital Allowances Act 2001 (CAA 2001), business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owns any asset, which if disposed of at the date of this agreement for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), would give rise to a balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or other clawback of relief.

5.	Distributions and other payments

5.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in their audited accounts, and the Company is not bound to make any such distribution.

5.2	The Company has not, within the period of seven years preceding the date of this agreement, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

6.	Loan relationships

All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of section 302 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

7.	Close companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8.	Group relief

The Company is not, or will be, obliged to make or be entitled to receive any payment for the surrender of group relief as defined in section 183 of CTA 2010 in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

9.	Groups of companies

9.1	The Company has not entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

9.2	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Tax purposes or to the clawback of any relief previously given.

9.3	The Company has never been party to any arrangements pursuant to sections 59F of TMA 1970 (group payment arrangements).

10.	Intangible assets

10.1	The Company does not hold or has ever held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

11.	Company residence and overseas interests

11.1	The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes.

11.2	The Company does not hold, or within the last seven years has held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.

12.	Transfer pricing

All transactions or arrangements made by the Company have been made on fully arm’s length terms. There are no circumstances in which Part 4 of TIOPA 2010 or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

13.	Anti-avoidance

13.1	The Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement containing steps or stages that have no commercial purpose or designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE.

14.	Inheritance tax

14.1	No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

15.	Value Added Tax

15.1	The Company is a taxable person and is registered for the purposes of VAT with quarterly prescribed accounting periods.

15.2	The Company is not or has been in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 of VATA 1994.

15.3	All supplies made by the Company are taxable supplies. The Company has not been, or will be, denied full credit for all input tax paid or suffered by it.

15.4	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to VATA 1994.

16.	Stamp duty, stamp duty land tax, land transaction tax and stamp duty reserve tax

16.1	Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at the date of this agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

16.2	Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty, stamp duty land tax or land transaction tax relief granted on or before Completion which will affect the Company.

Schedule 5 Tax Covenant

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in this Tax Covenant.

Accounts Relief:

a)	any Relief (including the right to a repayment of Tax) shown as an asset in the Accounts; and

b)	any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Buyer’s Relief:

a)	any Accounts Relief;

b)	any Relief arising in connection with any Event occurring after Completion; and

c)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

Buyer’s Tax Group: the Buyer and any other company or companies that are, from time to time, treated as members of the same Group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be, or becoming, resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Group Relief: any or all of the following:

a)	relief surrendered or claimed under Part 5 of CTA 2010 (Chapter IV of Part X of the Income and Corporation Taxes Act 1988);

b)	advance corporation tax capable of being surrendered or claimed under regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

c)	a Tax refund capable of being surrendered or claimed under section 963 of the CTA 2010 (section 102 of the Finance Act 1989);

d)	the notional transfer of an asset or reallocation of a gain or loss under sections 171A or 179A of TCGA 1992 and the notional reallocation of a gain under section 792 of the CTA 2009 (paragraph 66 of Schedule 29 to the Finance Act 2002 for accounting periods ending before 1 April 2009); and

e)	any other Relief available between members of a group for Tax purposes.

Liability for Tax:

a)	any liability of the Company to make an actual payment of, or in respect of, or on account of, Tax whether or not the same is primarily payable by the Company and whether or not the Company has, or may have, any right of reimbursement against any other person, in which case the amount of the Liability for Tax will be the amount of the actual payment;

b)	the Loss, otherwise than by use or setting off, of any Accounts Relief, in which case, the amount of the Liability for Tax will be the amount of Tax that would (on the basis of Tax rates current at the date of that Loss) have been saved but for that Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief, or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

c)	the use or setting off of any Buyer’s Relief where, but for that set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the setting off or use.

Loss: includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or clawback for whatever reason.

Overprovision: the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where that overstatement arises due to:

a)	a change in law;

b)	a change in the accounting bases on which the Company values its assets; or

c)	a voluntary act or omission of the Buyer,

that, in each case, occurs after Completion.

Relief: includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax (at a time when the Company is a member of the Buyer’s Tax Group) for which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Tax for which the Seller has made a payment under paragraph 2 of this Tax Covenant.

Tax: all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating to it (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

Tax Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that the Company or the Buyer is or may be subject to a Liability for Tax or other liability for which the Seller is or may be liable under this Tax Covenant.

Tax Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

VAT: value added tax or equivalent tax in any other jurisdiction.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Tax Statute to have been, or treated or regarded as, earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)	anything that involves, or leads directly or indirectly to, any liability of the Company to Tax that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group);

(b)	anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm’s length terms;

(c)	anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)	anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Liability for Tax, or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(e)	anything that gives rise to a Liability for Tax on deemed (as opposed to actual) profits or if and to the extent that it gives rise to a Liability for Tax on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

(f)	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g)	any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6	Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.7	References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

2.	Covenant

Subject to the provisions of this Tax Covenant, the Seller covenants to pay to the Buyer (for the Buyer to forward on to the relevant Tax Authority) an amount equal to any:

2.1	liability for Tax resulting from, or by reference to, any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

2.2	liability for Tax, including liability for payments in respect of Tax that arises solely due to the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer’s Tax Group, whether arising before or after Completion;

2.3	Liability for Tax that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

2.4	liability for Tax that is a liability of the Company to account for income tax or National Insurance contributions (NICs), whether arising before or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option, or other right to acquire the security occurred on or before Completion;

2.5	liability for Tax under Part 7A of ITEPA 2003, whether arising before or after Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of the Seller;

2.6	liability for Tax being a liability for inheritance tax that:

(a)	is a liability of the Company and arises because of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whenever it happens);

(b)	gives rise, at Completion, to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company; or

(c)	gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company because of the death of any person within seven years of a transfer of value that occurred before Completion;

and in determining for the purposes of this paragraph 2.6 whether a charge on, or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the IHTA 1984 shall not apply;

2.7	liability of the Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Buyer’s Tax Group) in respect of Group Relief under any arrangement or agreement entered into by the Company on or before Completion save where and to the extent that the payment or repayment is reflected in the Accounts;

2.8	loss, in whole or in part, of the right of the Company to receive any payment (other than from a member of the Buyer’s Tax Group) for Group Relief under any arrangement or agreement entered into on or before Completion where the payment was taken into account in the Accounts; and

2.9	costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Buyer, the Company or any member of the Buyer’s Tax Group in connection with any Liability for Tax or other liability in respect of which the Seller is liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

3.	Payment date and interest

3.1	Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on:

(a)	in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment provided the Buyer provides documentary evidence that there is a tax payment due;

(b)	in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.7, paragraph 2.8 or paragraph 2.9 seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment;

(c)	in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of:

(i)	the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or

(ii)	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief);

(d)	in a case that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority.

3.2	If the Liability for Tax is a liability to corporation tax payable by instalments under the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):

(a)	the notice served by the Buyer on the Seller under paragraph 3.1 shall state the amount of the liability due for payment on each instalment date for the accounting period in which the Liability for Tax arises; and

(b)	the due dates for payment of the Tax in paragraph 3.1(a) to paragraph 3.1(d) shall be the due dates for payment of each of the instalments.

3.3	Any dispute about the amount stated in any notice served on the Seller under paragraph 3.1(b) to paragraph 3.1(d) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the Seller and the Buyer sharing equally the costs of that determination).

3.4	If any amount due from the Seller under this Tax Covenant is not paid on the date specified in paragraph 3.1, then, except where and to the extent that the Seller’s liability under paragraph 2 includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis and before as well as after any judgment) at the rate of 4% a year over the base rate from time to time of Barclays Bank PLC or (in the absence of that) at any similar rate as the Buyer shall select from the day following the due date up to, and including, the day of actual payment of those sums, any interest to be compounded quarterly.

4.	Exclusions

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Tax if and to the extent that:

(a)	specific provision or reserve (other than a provision for deferred tax) for the liability is made or reflected in the Accounts;

(b)	the Liability for Tax was paid on or before the Accounts Date and the Accounts reflected that payment;

(c)	it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion;

(d)	it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion, or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part), provided that this paragraph 4.1(d) will not apply to any payment made under paragraph 11;

(e)	it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or the accounting bases on which the Company values its assets (other than a change made to comply with UK GAAP) after Completion.

4.2	For the purposes of paragraph 4.1(h), an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion, or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the written request of the Seller.

5.	Limitations

5.1	The liability of the Seller under paragraph 2 will terminate on:

(a)	seventh anniversary of Completion, for any claim under paragraph 2 for a liability arising from a loss of Tax caused fraudulently or deliberately by the Company or any related person, including a liability arising from an arrangement caught by Part 7A of ITEPA 2003 or from the failure of the Company to comply with an obligation under sections 309, 310 or 313 of the Finance Act 2004 to disclose information about a tax avoidance scheme to which it was a party; or

(b)	the seventh anniversary of Completion (in any other case),

except for any claim under paragraph 2 of which written notice is given to the Seller before that relevant date containing, if and to the extent reasonably practicable, a description of that claim and the estimated total amount of the claim.

6.	Overprovisions

6.1	If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company determine (at the request and expense of the Seller) that there is an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Tax Covenant;

(b)	if there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of that excess; and

(c)	if the excess referred to in paragraph 6.1(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Seller under this Tax Covenant.

6.2	After the Company’s auditors have made a determination under paragraph 6.1, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 6.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

7.	Savings

7.1	If, on or before the seventh anniversary of Completion, the Company’s auditors for the time being determine (at the request and expense of the Seller) that a Saving has arisen, the Buyer shall, as soon as reasonably practicable, repay to the Seller, after deduction of any amounts then due by the Seller, the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company; and

(b)	the amount paid by the Seller under paragraph 2 for the Liability for Tax which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Tax Covenant or otherwise.

7.2	After the Company’s auditors have made a determination under paragraph 7.1, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 7.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

8.	Recovery from third parties

8.1	Where the Seller has paid an amount under paragraph 2 for any Liability for Tax and the Buyer or the Company is, or becomes, entitled to recover from some other person that is not the Buyer or the Company or any other company in the Buyer’s Tax Group, any amount for any Liability for Tax, the Buyer shall or shall procure that the Company shall:

(a)	notify the Seller of its entitlement as soon as reasonably practicable; and

(b)	if required by the Seller and, subject to the Buyer and the Company being secured and indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take, or procure that the Company takes, all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 8.1 against:

(i)	a Tax Authority; or

(ii)	a person who gave Tax advice to the Company on or before Completion,

that, in the Buyer’s reasonable opinion, is likely to harm its or the Company’s commercial or employment relationship (potential or actual) with that or any other person.

8.2	If the Buyer or the Company recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Seller for the lesser of:

(a)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except where and to the extent that amount has already been made good by the Seller under paragraph 8.1(b)); and

(b)	the amount paid by the Seller under paragraph 2 in respect of the Liability for Tax in question.

9.	Corporation tax returns

9.1	The Buyer will have exclusive conduct of all Tax affairs of the Company after Completion.

9.2	The Seller or its duly authorised agent shall, at the Seller’s cost and expense, prepare all documents and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion provided that the Seller shall not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority.

9.3	The Seller shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion are prepared and submitted to the relevant Tax Authority as soon as possible.

9.4	For the avoidance of doubt:

(a)	where any matter gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and

(b)	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant for any Liability for Tax.

10.	Conduct of Tax Claims

10.1	If the Seller becomes aware of a Tax Claim, he shall notify the Buyer in writing as soon as reasonably practicable.

10.2	Subject to paragraph 10.3, if the Seller indemnifies and secures the Buyer, the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses that may be incurred (including any additional Liability for Tax), the Buyer shall take and shall procure that the Company shall take any action that the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal or request an internal HMRC review, or compromise any Tax Claim.

10.3	Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of that assessment, does not receive written instructions to do so from the Seller within ten Business Days.

10.4	Without prejudice to the liability of the Seller under this Schedule, the Buyer shall not be obliged to take, or procure the taking of, any action under paragraph 10.2 in respect of any Tax Claim:

(a)	if the Seller does not request the Buyer to take any action under paragraph 10.2 or fails to indemnify and secure the Buyer or the Company to the Buyer’s reasonable satisfaction in a reasonable period of time (starting with the date of the notice given to the Seller) considering the nature of the Tax Claim and the existence of any time limit for avoiding, disputing, defending, resisting, appealing, seeking a review or compromising that Tax Claim, and that period will not, in any event, exceed ten Business Days;

(b)	where the Seller (or the Company before Completion) has been engaged in fraudulent conduct or deliberate default relating to the Liability for Tax that is the subject matter of the Dispute; or

(c)	if the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Seller has obtained the opinion of Tax counsel of at least five years’ standing that the appeal has a reasonable prospect of success.

10.5	If paragraph 10.2 does not apply by virtue of any provision in paragraph 10.4, the Buyer, or the Company shall have the absolute conduct of the Dispute (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on any terms that the Buyer or the Company in its absolute discretion considers fit.

10.6	Neither the Buyer nor the Company shall be liable to the Seller for non-compliance with any of the provisions of this paragraph 10 if the Buyer or the Company has acted in good faith in accordance with the instructions of the Seller.

11.	Grossing up

11.1	All amounts due under this Tax Covenant from the Seller to the Buyer shall be paid in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.

11.2	If any sum payable by the Seller to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Seller shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax.

11.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a Tax liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph 11.2 to have incurred and paid that liability.

12.	General

12.1	All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, if possible, as an adjustment to the Purchase Price for the Sale Shares.

12.2	The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both.

Signed by RAHIM SHAH	……………….………….…….….

Signed by Xiaochen Zhao	……………….………….…….….
for and on behalf of FTFT UK LIMITED	Director